UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) September 23, 2007
C-COR Incorporated
(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	0-10726 (Commission File Number)	24-0811591 (I.R.S. Employer Identification No.)

60 Decibel Road, State College, PA		16801
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (814)238-2461
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 23, 2007, C-COR Incorporated (“C-COR”) entered into an Agreement and Plan of Merger (the “Agreement”) with ARRIS Group, Inc., a Delaware corporation (“ARRIS”), and Air Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of ARRIS (“Merger Sub”), whereby C-COR will merge with and into Merger Sub, with Merger Sub as the surviving corporation (the “Merger”). Each issued and outstanding shares of C-COR common stock will be converted into the right to receive either $13.75 in cash or 0.9642 shares of ARRIS common stock, subject to adjustment based on the average closing price of ARRIS’ common stock prior to the closing of the Merger. The actual aggregate consideration received by C-COR shareholders will be 51% cash and 49% ARRIS common stock and C-COR shareholder elections will be pro-rated if necessary. In addition, all outstanding options to acquire C-COR common stock, the vesting of which will accelerate as a result of the Merger, will be converted into the right to acquire shares of ARRIS common stock.
The stock component of the merger consideration is subject to adjustment in the event that the average closing price of ARRIS’ common stock for the ten trading-day period ending three trading days prior to the closing date of the Merger (the “Average Closing Price”) is less than $12.83 or more than $15.69, provided, however, that no further adjustments will be made in the event the Average Closing Price is less than $11.41 or more than $17.11. The adjustments to the merger consideration can be made, at ARRIS’ option and subject to certain restrictions, in cash, shares of ARRIS common stock, or a combination of both.
ARRIS and C-COR have each made customary representations, warranties and covenants in the Agreement, including, among others, covenants to conduct their businesses in the ordinary course between the execution of the Agreement and the consummation of the Merger. ARRIS also has agreed to name one nominee of C-COR to the ARRIS board of directors as soon as practicable after the Merger is complete. The Merger is subject to the approval of the shareholders of both ARRIS and C-COR, as well as the receipt of regulatory approvals, including clearance under the Hart-Scott-Rodino Act.
In addition to the customary termination provisions, the Agreement provides that either ARRIS or C-COR may terminate the Agreement in the event that the Average Closing Price is less than $11.41. Upon the termination of the Agreement under specified circumstances, ARRIS or C-COR, as the case may be, would be required to pay the other party a termination fee of $22,500,000.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this Current Report by reference. A copy of the joint press release announcing the execution of the Agreement is attached hereto as Exhibit 99.1.
Item 8.01. Other Events.
In addition to the issuance of the press release described above, on September 24, 2007, ARRIS and C-COR held a conference call related to the Merger. The Investor Presentation utilized during such conference call is attached as Exhibit 99.2 to this Report and is incorporated herein by reference. In connection with the announcement of the Merger, the following exhibits also have been filed with this Current Report: (i) a communication to the employees of C-COR and ARRIS dated September 23, 2007, filed as Exhibit 99.3, (ii) Frequently Asked Employee Questions dated September 23, 2007, filed as Exhibit 99.4, and (iii) an Employee Presentation dated September 24, 2007, filed as Exhibit 99.5.
Important Information for Investors and Stockholders
In connection with the proposed combination of ARRIS and C-COR, ARRIS will file with the SEC a registration statement on Form S-4, which will include a proxy statement of C-COR and a proxy statement and prospectus of ARRIS. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about ARRIS and C-COR, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to ARRIS Group Inc, 3871 Lakefield Drive, Suwanee, Georgia 30024, Attention: Investor Relations (678) 473-2647, or to C-COR, 60 Decibel Road, State College, Pennsylvania 16801, Attention: Director of Investor Relations (800) 233-2267 ext. 4402.
C-COR and certain executive officers and other members of its management may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of C-COR’s participants in the solicitation, which may be different than those of C-COR stockholders generally, will be set forth in the proxy statement/prospectus relating to the merger when it becomes available.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
2.1	Agreement and Plan of Merger, dated September 23, 2007 by and among ARRIS Group, Inc, C-COR Corporation, and Air Merger Subsidiary Inc.

99.1	Joint Press Release, dated September 24, 2007.

99.2	Investor Presentation made on September 24, 2007

99.3	Letter to Employees of C-COR and ARRIS, dated September 23, 2007

99.4	Frequently Asked Employee Questions, dated September 23, 2007

99.5	Employee Presentation made on September 24, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

C-COR Incorporated (Registrant)

	By:	/s/ Joseph E. Zavacky
Date: September 24, 2007	Name:	Joseph E. Zavacky
	Title:	Controller and Assistant Secretary

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